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FOR IMMEDIATE RELEASE

NASDAQ:  AAII

APPLIED ANALYTICAL INDUSTRIES ANNOUNCES SECOND QUARTER
AND SIX MONTH RESULTS FOR 2000

WILMINGTON, NC, JULY 27, 2000 - Applied Analytical Industries, Inc. (NASDAQ:
AAII), today reported financial results for the second quarter and six months ended June 30, 2000.

         Net revenues for the second quarter grew 28% to $27.8 million over the $21.7 million reported in the comparable quarter of 1999. Net income was $1.5 million, or $0.09 per diluted share, compared to a net loss of $3.0 million, or ($0.17) per diluted share, reported in last year's second quarter.

         Overall gross margins for the quarter were higher, both in terms of dollars and as a percentage of revenues compared to last year. These positive comparisons were achieved primarily as a result of strong revenues from the product development (R&D) program. Selling, general and administrative expenses increased by approximately 14%, reflecting the strengthening of the Company's management team and additions to reserves for accounts receivable and work-in-progress. The Company stated that it expects SG&A costs to be lower as a percentage of revenues over the remainder of the year.

         For the six months ended June 30, 2000, revenues were $52.7 million compared to $47.8 million in the comparable 1999 period. Net income was $2.1 million, or $0.12 per diluted share, compared to a net loss of $6.7 million, or ($0.39) per diluted share, reported in the first half of 1999. The increase, year-over-year, for the six-month comparable period reflects strong product development (R&D) revenues in both the first quarter as well as the second quarter of 2000.

         Gross margins for the first half were nearly five percentage points higher than the comparable 1999 period, principally due to cost control programs initiated in the latter part of last year and increased product development revenues. Although research and development expenses were lower than the prior year, a substantial increase in such expenditures is anticipated in the second half, in continuing support of the product development pipeline.

         Dr. Fred Sancilio, Chairman and Chief Executive Officer, commented, "We fully expect R&D costs to average between 8 and 10% of revenue for the year. Second quarter R&D expenses were down a bit but will resume at normal levels for the remainder of the year. Expenditures for R&D have traditionally been highest in the third quarter, and I don't expect this year to be any different than prior years."

         The cash balance increased during the quarter by over $1.4 million, despite lower debt levels. Cash flow from operations was a strong $3.4 million as a result of better working capital management and increased net income. Cash flow also benefited from a lower level of capital expenditures, which are still significantly below depreciation charges through the first six months.



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         Dr. Sancilio continued by saying, "We are extremely pleased with the growth rate reflected in our results for the second quarter and first half of the year. While the earnings impact from our product development efforts is not necessarily a quarterly event, from a fundamental perspective we continue to successfully grow earnings associated with our R&D program and look forward to continuing our annual trend. We announced late last year that we expect 2000 product development (R&D) revenue growth of about 50%, year over year. We also expect year over year research (fee-for-service) revenue to continue to grow at historical levels. Our balance sheet remains strong, with increased cash on hand and lower receivables and debt since year-end, reflecting our improved profits and cash flows in 2000."

         Consistent with prior disclosures the Company announced acceleration of efforts to launch a series of niche pharmaceutical products under its own label. The Company has four applications pending approval at FDA and technologies in pre-clinical and early stage development. "After years of investment, several new products are nearing commercialization. We expect our first product launch in the first half of 2001, with a goal of launching one product during each half for the next couple of years. Our products will focus on a therapeutic area not actively pursued by our major clients, with an initial emphasis on immunosuppression. As you know, we have made major investments in research in this area, and built the necessary facilities to handle and support these highly toxic materials. As such, these products have high barriers to entry, present difficult analytical and formulation challenges, and occupy a unique market position," he said.

Other significant events that occurred during the first half include:

o The Company received FDA approval of Methimazole for the treatment of hyperthyroidism and subsequent selling of the product to a third party while retaining manufacturing rights.

o The Pharmaceutical Research and Manufacturers of America (PhRMA) organization elected AAI as a Research Affiliate. To earn this status, a company must be conducting biological research on its own behalf directly related to the development or production of ethical products.

o Strategic alliances were signed with the Pharmaceutical Development Center (PDC) of Charleston, S.C., Laboratorios Phoenix S.A.I.C.F. of Humahuaca, Argentina, and Guildford Clinical Pharmacology of Surrey, England, further strengthening our service, technology and product portfolios.

o The Company signed its first major research contract utilizing its newly established laboratories in Shanghai, China.

o The Company received tentative approval of three dosage strengths of Buspirone tablets, a generic product previously licensed to a third party marketing company.

o AAI initiated three major "fully integrated" product development programs for three multinational pharmaceutical firms.

o Three additional Product Life Cycle Management programs were added to our R&D portfolio.

         Looking ahead, Dr. Sancilio said, "We remain optimistic about our operating performance as a whole, for the remainder of the year, anticipating continued profitability. However, as I've said many times before, our business is cyclical, and shows seasonality. Therefore, we expect our



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normal third quarter slow down due to vacations at both AAI and at our clients particularly those in Europe, despite our record backlog levels of $98 million, a 76% increase over the $55.6 million backlog at the end of July 1999." Continuing he said, "We maintain a strong relationship with leading pharmaceutical companies worldwide and are now in a position to continue to build our pipeline with both lucrative Product Life Cycle Management Projects for them, as well as our own products. Our transition to a company with both products and services continues unabated. We intend to leverage 21 years of experience, investments and relationships into growing profitability."

About AAI

AAI is a specialty pharmaceutical and product development company with comprehensive drug development capabilities in the United States, Europe and Asia. Since 1979, AAI has partnered with pharmaceutical companies on both a fee-for-service and royalty and milestone payment basis, providing the expertise and knowledge to create quality health care products. The company has earned a reputation for solving complex pharmaceutical challenges utilizing analytical testing and formulations development techniques, as well as validation and regulatory affairs support services. Its stock is listed on Nasdaq (AAII). For more information about AAI, visit the company's website at www.aaiintl.com.

Forward-Looking Statements

Information in this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including the statements made by Dr. Sancilio in this press release and the foregoing statements pertaining to SG&A costs, R&D costs, product development and research revenues and growth rates, and products in the Company's development and regulatory approval pipelines. These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the Company's ability to successfully enhance its ability to provide strategic product development solutions to its clients while developing and selling its own niche products, apply its technologies to new commercially successful products which receive timely regulatory approvals, and manage its cost and operational efficiencies. Additional factors that may cause the actual results to differ materially are discussed in the Company's recent filings with the Securities and Exchange Commission, including, but not limited to, its registration statement, as amended, its Annual Report on Form 10-K filed with the SEC on March 30, 2000, its Quarterly Report on Form 10Q filed with the SEC on May 15, 2000, including the exhibits thereof, its Form 8-Ks and its other periodic filings.

                               -TABLES TO FOLLOW -


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                       APPLIED ANALYTICAL INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                 Three Months Ended            Six Months Ended
                                                      June 30,                     June 30,
                                                2000           1999            2000          1999
                                              --------       --------       --------       --------
Research revenues
     Non-clinical                             $ 13,686       $ 11,946       $ 27,073       $ 25,036
     Clinical                                    7,542          6,949         14,533         14,565
                                              --------       --------       --------       --------
                                                21,228         18,895         41,606         39,601
Product development (royalties & fees)           4,538            621          6,517          4,518
Product sales                                    2,010          2,175          4,559          3,687
                                              --------       --------       --------       --------
     TOTAL REVENUES                             27,776         21,691         52,682         47,806
                                              --------       --------       --------       --------

Operating costs and expenses:
     Direct costs                               13,471         12,260         26,997         26,858
     Selling, general and administrative        10,515          9,233         19,521         17,164
     Research and development                    1,852          4,091          3,319          5,959
     Transaction, integration, and
         restructuring costs                        --             --             --          6,400
                                              --------       --------       --------       --------
                                                25,838         25,584         49,837         56,381
                                              --------       --------       --------       --------

     INCOME (LOSS) FROM OPERATIONS               1,938         (3,893)         2,845         (8,575)

Other income (expense):
     Interest expense                             (543)          (255)        (1,040)          (434)
     Other, net                                    140            (17)           254            (49)
                                              --------       --------       --------       --------
                                                  (403)          (272)          (786)          (483)
                                              --------       --------       --------       --------

Income (loss) before income taxes                1,535         (4,165)         2,059         (9,058)
Provision (benefit) for income taxes                --         (1,192)            --         (2,322)
                                              --------       --------       --------       --------

     NET INCOME (LOSS)                        $  1,535       $ (2,973)      $  2,059       $ (6,736)
                                              ========       ========       ========       ========

Basic earnings (loss) per share               $   0.09       $  (0.17)      $   0.12       $  (0.39)
                                              ========       ========       ========       ========
Weighted average shares outstanding             17,473         17,205         17,381         17,202
                                              ========       ========       ========       ========

Diluted earnings (loss) per share             $   0.09       $  (0.17)      $   0.12       $  (0.39)
                                              ========       ========       ========       ========
Weighted average shares outstanding             17,737         17,205         17,726         17,202
                                              ========       ========       ========       ========



                                     -more-


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                       APPLIED ANALYTICAL INDUSTRIES, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                         June 30,   December 31,
                                                           2000         1999
                                                         ---------   ---------
                                                        (unaudited)
         ASSETS

Current assets:
     Cash and cash equivalents                           $   3,262   $   2,013
     Accounts receivable                                    34,584      35,064
     Work-in-progress                                       11,246      12,689
     Prepaid and other current assets                       12,723      11,426
                                                         ---------   ---------
         Total current assets                               61,815      61,192
Property and equipment, net                                 43,349      45,026
Goodwill and other intangibles, net                         11,655      13,040
Other assets                                                 3,770       4,228
                                                         ---------   ---------

         TOTAL ASSETS                                    $ 120,589   $ 123,486
                                                         =========   =========


         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Current maturities of long-term debt
         and short-term debt                             $  27,323   $  28,387
     Accounts payable                                        9,088       6,969
     Customer advances                                       6,922       9,146
     Accrued wages and benefits                              3,935       4,081
     Other accrued liabilities                               3,195       6,102
                                                         ---------   ---------
         Total current liabilities                          50,463      54,685
Long-term debt, less current portion                           692         962
Other long-term liabilities                                    730       1,281
Stockholders' equity:
     Common stock                                               17          17
     Paid-in capital                                        70,146      69,732
     Accumulated deficit                                      (201)     (2,260)
     Accumulated other comprehensive losses                 (1,234)       (906)
     Stock subscriptions receivable                            (24)        (25)
                                                         ---------   ---------
         Total stockholders' equity                         68,704      66,558
                                                         ---------   ---------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 120,589   $ 123,486
                                                         =========   =========




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